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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-15911

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PROSPECTUS SUPPLEMENT DATED MAY 21, 1997
(to prospectus dated November 14, 1996,
and prospectus supplements thereto dated
February 7, 1997 and March 11, 1997)



                                 DYNAMEX INC.


                             RECENT DEVELOPMENTS


        On May 16, 1997, Dynamex Inc. (the "Company") acquired the stock of Road Runner Transportation, Inc. ("Road Runner"). Road Runner is engaged in the same-day transportation business, primarily in the Minneapolis-St. Paul, Minnesota area. The stockholders of Road Runner received $11.2 million in cash and 350,000 shares of the Company's common stock, $.01 par value per share, in the transaction. In addition, the former stockholders may receive additional consideration if certain performance goals are met by Road Runner. The consideration was determined in arms-length negotiations between the Company and the stockholders of Road Runner. The transaction is being accounted for using the purchase method of accounting.

        The cash portion of the purchase price was obtained by the Company pursuant to its revolving credit agreement with NationsBank of Texas, N.A.


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            The date of this Prospectus Supplement is May 21, 1997